Exhibit 23.4




                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS





Organic Food Products, Inc.
Morgan Hill, California

We hereby consent to the use in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement on Form S-4 to be filed with the U.S. Securities and Exchange Commission on or about July 21, 1999 of our report dated September 23, 1998, except for Note 5 which is as of October 9, 1998, relating to the financial statements of Organic Food Products, Inc. which are contained in the Joint Proxy Statement/Prospectus.

We also consent to the reference to us under the caption "Experts" in the Joint Proxy Statement/Prospectus.





                                                    /s/  BDO Seidman, LLP
                                                    ----------------------------
                                                    BDO SEIDMAN, LLP

San Francisco, California
July 21, 1999